As Filed with the Securities and Exchange Commission on October 14, 2011

Registration No. 333-163454

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HQ Sustainable Maritime Industries, Inc.

(Name of Registrant As Specified in its Charter)

Delaware	3550	62-1407522
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, WA 98101

(206) 621-9888

(Address and Telephone Number of Principal Executive Offices)

Norbert Sporns

Chief Executive Officer and President

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

Facsimile: (206) 621-0318

(Name, Address and Telephone Number of Agent for Service)

Copies to

Ralph V. De Martino, Esq.

F. Alec Orudjev, Esq.

Cozen O’Connor

1627 I Street, NW, Suite 1100

Washington, DC 20006

Telephone: (202) 912-4800

Facsimile: (202) 912-4830

Approximate Date of Proposed Sale to the Public: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

HQ Sustainable Maritime Industries, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on Form S-3 on December 3, 2009, as amended on January 5, 2010 (File No. 333-163454) (the “Shelf Registration Statement”), that registered $50,000,000 of the Company’s securities, which may be offered from time to time, including shares of common stock, shares of preferred stock, warrants to purchase common stock and/or preferred stock, and units consisting of two or more classes or series of securities. The Securities and Exchange Commission (the “Commission”) declared the Shelf Registration Statement effective on January 26, 2010 (the “Effective Date”). On August 9, 2010, in an underwritten public offering pursuant to the Prospectus Supplement dated August 10, 2010 (which supplemented the base prospectus included in the Shelf Registration Statement), the Company offered and sold 3,202,999 shares of its common stock and warrants to purchase up to 1,601,499 shares of common stock.

The Company has determined to terminate the foregoing offering and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered pursuant to the Registration Statement which remained unsold at the termination of the offering.

As reported by the Company in the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 2, 2011 (as amended by the Form 8-K/A filed with the Commission on June 14, 2011 (collectively, the “8-K Current Report”)), the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 has not been completed (the “2010 Audited Financial Statements”) and, therefore, Schwartz Levitsky Feldman LLP (“SLF”), the Company’s previous independent registered public accounting firm, did not provide its report in connection with such financial statements for the subject period. In addition, the preparation and review of the interim financial statements for the fiscal quarters ended March 31 and June 30, 2011, respectively, are yet to be completed (the “Quarterly Financial Statements”, and together with the “2010 Audited Financial Statements”, the “Financial Statements”). The circumstances of SLF’s resignation as the Company’s independent registered public accounting firm (along with, among other things, a copy of the June 13, 2011 correspondence from SLF to the Commission relating to the Company’s disclosures relating to SLF’s resignation) are set forth in the 8-K Current Report. In addition, the Company has not completed and filed its Annual Report on Form 10-K for the year ended December 31, 2010 or its Quarterly Reports on Form 10-Q for the quarter ended March 31 and June 30, 2011, respectively, and the Shelf Registration Statement has not been amended and updated to include the Financial Statements. Therefore, the Company may not utilize the Shelf Registration Statement as the prospectus which is a part of the Shelf Registration Statement does not contain financial statements that comply with the requirements set forth in Section 10(a)(3) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-163454) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on the date specified below 14th day of October, 2011.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/s/ Norbert Sporns
Name:	Norbert Sporns
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Norbert Sporns	Chief Executive Officer, President and Director	October 14, 2011
Norbert Sporns	(Principal Executive Officer)

/s/ *	Secretary, Chairman of the Board of Directors and Director	October 14, 2011
Lillian Wang

/s/ *	Chief Operating Officer and Director	October 14, 2011
Harry Wang

/S/ *	Independent Non-Executive Director	October 14, 2011
Daniel Too

/s/ Jean-Pierre Dallaire	Chief Financial Officer	October 14, 2011
Jean-Pierre Dallaire	(Principal Accounting Officer)

*By: /s/ Norbert Sporns

Norbert Sporns, as Attorney in Fact